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                                                            Exhibit 5
                               LATHROP & GAGE L.C.
                                   LAW OFFICES

2345 Grand Boulevard                                     1050/40 Corporate Woods
Suite 2500                                             9401 Indian Creek Parkway
Kansas City, Missouri 64108-2684                Overland Park, Kansas 66210-2007
816-292-2000, Fax 816-292-2001                    816-292-2000, Fax 913-451-0875
                                 JOHN H. CALVERT
                                  816-460-5807
              jcalvert@lathropgage.com or 72741.3656@compuserve.com

                                  June 20, 1997

Butler Manufacturing Company
BMA Tower, Penn Valley Park
P.O. Box 419917
Kansas City, Missouri 64141

Ladies and Gentlemen:

         This relates to the legality of the 191,777 shares of Common Stock of the Company (the "Shares") to be offered by certain Selling Shareholders who received the same pursuant to a certain Merger Agreement among the Company, Modu-Line Windows, Inc., Vistawall Windows, Inc. and the Selling Shareholders. You are seeking to register the offering and sale of the Shares by the Selling Shareholders with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended on Form S-3 (the "Registration Statement").

         We have acted as counsel to the Company in connection with the Merger Agreement, the incorporation of the Company, the authorization and issuance of the Company's Common Stock, including theShares and the registration of the Shares under the Registration Statement.

     In rendering the opinions hereinafter expressed, we have examined and relied upon such records, documents, instruments, certificates of public officials, and certificates of officers of the Company, as we have deemed appropriate, including the Registration Statement, the Merger Agreement and copies of the Articles of Incorporation and Bylaws of the Company.

         Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

         We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

         Our opinions below are limited to the effect of the laws of the state of Missouri, the Delaware General Corporation Law and the Federal laws of the United States. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Registration Statement or the prospectus under the Registration Statement.


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June 20, 1997
Page 2


         Based on the foregoing, it is our opinion that the Shares have been legally issued, are validly outstanding, and are fully paid and non-assessable.

     We hereby consent to be named, in the Registration Statement, and amendments thereto, by which the Shares are registered with the Securities and Exchange Commission, and in any prospectus relating to the the Registration Statement, as counsel for the Company who has passed upon the legality of the Shares registered thereby. We further consent to the filing of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,

                                LATHROP & GAGE L.C.

                                s/John H. Calvert
                            By:
                                 John H. Calvert